DENNY’S CORPORATION ANNOUNCES NEW $100 MILLION SHARE REPURCHASE AUTHORIZATION

- Appoints New Board Chair -

SPARTANBURG, S.C., May 26, 2016 - Denny’s Corporation (NASDAQ: DENN), franchisor and operator of one of America's largest franchised full-service restaurant chains, today announced that the Company's Board of Directors approved a new share repurchase program authorizing the purchase of an additional $100 million of Common Stock. This is in addition to repurchases previously authorized. Under the new authorization, the Company may purchase its Common Stock from time to time in the open market or in privately negotiated transactions. The amount and timing of any purchases will depend upon a number of factors, including the price and availability of the Company's shares, trading volume and general market conditions.

Mark Wolfinger, Executive Vice President, Chief Administrative Officer and Chief Financial Officer, stated, “The ongoing progress with the revitalization of Denny’s including our Heritage reimage of our restaurants continues and further supports our confidence that our ongoing efforts are creating value for our shareholders.  The new $100 million repurchase program expands our efforts to return capital to shareholders as we continue to grow our Free Cash Flow and earnings. With this new share repurchase authorization, our cumulative share repurchase authorizations exceed $350 million since beginning the program in 2010, under which we have repurchased over $218 million of Common Stock through March 30, 2016.”
On May 24, 2016, as a part of its succession planning process, the Board of Directors also appointed Brenda J. Lauderback as Board Chair. She will succeed Debra Smithart-Oglesby, who will remain on the board. Ms. Lauderback has been a Director of Denny's Corporation for the past eleven years.

John Miller, President and Chief Executive Officer, commented, "Let me thank Debra, for her leadership and service the past thirteen years, including the last ten years as Chair, and her ongoing service as a member of the board. As we continue the Denny’s revitalization and transformation, we know that Brenda’s insight and experience with large consumer facing companies will truly benefit us in the coming years as we work to create additional shareholder value.”

Ms. Lauderback has held leadership positions in the footwear, apparel, and retail industries. Her experience includes both brand marketing and international operations. Ms. Lauderback has more than 25 years of experience in the retail industry and more than 35 collective years of experience on public company boards, including serving on audit, compensation and governance committees. From 1995 until her retirement in 1998, Ms. Lauderback was president of the Wholesale and Retail Group of Nine West Group, Inc., a footwear wholesaler and distributor. She previously was the President of the Wholesale Division of U.S. Shoe Corporation, a footwear manufacturer and distributor and was a Vice President/General Merchandise Manager of Dayton Hudson Corporation, a retailer. Ms. Lauderback is a director of Wolverine Worldwide, Inc. and Select Comfort Corporation. Within the last five years, Ms. Lauderback also served as a director of Big Lots, Inc. Ms. Lauderback is a National Association of Corporate Directors (NACD) Board Leadership Fellow and received her Bachelor of Science degree from Robert Morris University in 1972.

About Denny’s Corporation

Denny's Corporation is the franchisor and operator of one of America's largest franchised full-service restaurant chains, based on the number of restaurants. As of March 30, 2016, Denny’s had 1,713 franchised, licensed, and company restaurants around the world with combined sales of $2.8 billion including 117 restaurants in Canada, Puerto Rico, New Zealand, Mexico, Honduras, Costa Rica, Dominican Republic, Guam, the United Arab Emirates, Chile, Curaçao, El Salvador, and Trinidad and Tobago, and 162 company operated restaurants in the United States. For further information on Denny's, including news releases, links to SEC filings and other financial information, please visit the Denny's investor relations website at investor.dennys.com.

The Company urges caution in considering its current trends and any outlook on earnings disclosed in this press release.  In addition, certain matters discussed in this release may constitute forward-looking statements.  These forward-looking statements, which reflect its best judgment based on factors currently known, are intended to speak only as of the date such statements are made and involve risks, uncertainties, and other factors that may cause the actual performance of Denny’s Corporation, its subsidiaries and underlying restaurants to be materially different from the performance indicated or implied by such statements.  Words such as “expects”, “anticipates”, “believes”, “intends”, “plans”, “hopes”, and variations of such words and similar expressions are intended to identify such forward-looking statements.  Except as may be required by law, the Company expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.  Factors that could cause actual performance to differ materially from the performance indicated by these forward-looking statements include, among others:  the competitive pressures from within the restaurant industry; the level of success of the Company’s strategic and operating initiatives; advertising and promotional efforts; adverse publicity; changes in business strategy or development plans; terms and availability of capital; regional weather conditions; overall changes in the general economy, particularly at the retail level; political environment (including acts of war and terrorism); and other factors from time to time set forth in the Company’s SEC reports and other filings, including but not limited to the discussion in Management’s Discussion and Analysis and the risks identified in Item 1A. Risk Factors contained in the Company’s Annual Report on Form 10-K for the year ended December 30, 2015 (and in the Company’s subsequent quarterly reports on Form 10-Q).

Investor Contact:	Curt Nichols
877-784-7167

Media Contact:	Jessica Liddell, ICR,LLC
203-682-8208